EXHIBIT 10.8


        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


1.        PARTIES

          The parties to the Agreement are Appliance Recycling Centers of America, Inc., the entity responsible for the performance of the work as one Party (hereinafter referred to as "Contractor"), and Southern California Edison Company, a California corporation (hereinafter referred to as "Edison") as the other Party.

2.        RECITALS

          The Agreement is entered into with reference to the following facts, among others:

          2.1. The Parties have previously entered into agreements with respect to the recycling of older inefficient refrigerators and freezers and the disposal of hazardous materials ("the Refrigerator Recycling Program").

          2.2 The Parties desire to continue to implement a Refrigerator Recycling Program ("the 1998 Program") for the removal of older, inefficient second refrigerators and freezers ("Refrigerators and Freezers") from Edison Customer residences thereby reducing the load demand on the electrical system under the terms set forth below.

          2.3 Edison desires to continue and increase its efforts to reduce the load demand on the electrical system through the further removal of older inefficient second Refrigerators and Freezers.

          2.4 Edison desires to ensure the safe, lawful recovery and recycling or lawful disposal, as necessary, of CFCs, PCBs, and Hazardous Materials.

          2.5 In furtherance thereof, Edison desires to contract with Contractor for the continued comprehensive management of the 1998 Program.

          2.6 Contractor desires to contract with Edison for the continued comprehensive management of the 1998 Program, said management to include collection and dismantling of second Refrigerators and Freezers; removal of CFCs, PCBs and other Hazardous Materials from collected Refrigerators and Freezers; handling storage and legal disposal of compressor oil, PCBs and other Hazardous Materials; recycling of metal, sulfur dioxide, and CFCs; providing incentives to participating Edison Customers who relinquish second Refrigerators and Freezers; and performance of a customer survey.

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


          2.7 Contractor represents (i) that it has knowledge of the Metallic Discard Act, effective January 1, 1994, which prohibits the disposal of Refrigerators and Freezers in landfills and requires that Refrigerators and Freezers be shredded for metal recovery following removal of CFCs, PCBs, and other Hazardous Materials contained in discarded Refrigerators and Freezers, (ii) that it has knowledge of the hazards associated with the removal, handling, storage, recycling, and legal disposal of Hazardous Materials, (iii) that it has experience and expertise in such removal, handling, storage, recycling, and legal disposal, (iv) that it uses only qualified personnel, (including subcontractor's and agent's personnel) who have been instructed and certified in the proper safety procedures to be used in such removal, handling, storage, recycling, or legal disposal, and (v) that it has purchased property and has established and will continue to operate and maintain its recycling center on said purchased property in the City of Compton or other area acceptable to Contractor and Edison.

          2.8 Pursuant to a 1997 decision of the California Public Utilities Commission ("CPUC"), Edison's rights, duties and obligations under this Agreement may be assigned in the future to the California Board for Energy Efficiency ("Board") or, at the Board's discretion, to the Board's administrator. In the event of such assignment, Edison will have no further obligations under this Agreement except as stated in Section 9.3.3.3.

          2.9 The Parties hereto desire to set forth terms and conditions under which the aforesaid management services shall be performed and which shall constitute the Parties' agreement.

3.        AGREEMENT

          3.1 In consideration of the aforesaid Recitals, the mutual covenants contained herein, the payments and agreement to be made and performed by Edison as set forth in the pricing schedule attached hereto as Exhibit A and incorporated by reference herein, Contractor shall perform the Work and its associated obligations as an independent contractor.

          3.2 This Agreement shall be incorporated in a Purchase Order as the terms and conditions for performing the work.

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


4.        DEFINITIONS

          4.1 Agreement: This document, the terms and conditions contained in this Agreement as amended from time to time.

          4.2       CFCs: Chlorofluorocarbons

          4.3 CFC-11: Chlorofluorocarbons contained in refrigerator and freezer insulating foam.

          4.4 Change Order: Document issued by Edison to Contractor to change a Purchase Order.

          4.5 Contract Period: January 1, 1998 to September 30, 1998, or as extended by mutual agreement of the Parties.

          4.6 Documentation: Specifications, procedures, instructions, reports, test results, analyses, calculations, manuals, and other data specified in the Purchase Order, Change Order, this Agreement, and any amendment to this Agreement, as required by any legal entity having jurisdiction over the Work.

          4.7 Edison's Specified Volume: The number of units to which Edison commits for the Contract Period.

          4.8 Eligible Customers: Residential customers in Edison service territory who meet the customer eligibility criteria in
                    Section 7.

          4.9 Eligible Freezers: Freezers that meet the 1998 Program appliance eligibility criteria as set forth in Section 7.

          4.10 Eligible Refrigerators: Second refrigerators that meet the 1998 Program appliance eligibility criteria as set forth in
                    Section 7.

          4.11 Freezer: A freezer which provides supplementary cold storage to a primary freezer or to the freezer section located within the primary refrigerator in a residential household.

          4.12 Hazardous Materials: Any substance or material which has been designated as hazardous or toxic by the U.S. Environmental Protection Agency, the California Department of Toxic Substances Control and/or any other governmental agency now or hereinafter authorized to regulate materials in the environment, including, but not limited to

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


                    "Materials which require special handling" as defined in California Public Resources Code Section 42167, which is contained in or is derived from the Refrigerators or Freezers.

          4.13 1998 Program: Refrigerator Recycling Program defined by this Agreement.

          4.14 1998 Program Participants: Eligible customers who turn in qualifying Refrigerators or Freezers.

          4.15      PCB: Polychlorinated Biphenyl

          4.16 Purchase Order: Document issued by Edison to Contractor and executed by the Parties, which incorporates by reference this Agreement.

          4.17 Recycling Center: The site at which Contractor will process Refrigerators and Freezers, remove CFCs, PCBs and other Hazardous Materials, and recycle or legally dispose of Hazardous materials.

          4.18 Recycling Charge: Per-unit price for services performed by Contractor under scope of work, including CFC-11 recovery services, and excluding bond purchasing, incentive and financing services.

          4.19 Second refrigerator: Surplus refrigerator utilized by customer concurrently with primary refrigerator.

          4.20 Specified Volume: The number of units to which Edison commits for the Contract Period.

          4.21 Subcontractor: Either an entity contracting directly with Contractor to furnish services or materials as part of or directly related to, the Work; or an entity contracting with Subcontractor of any tier to furnish services or materials as a part of, or directly related to, the Work.

          4.22 Work: Any and all obligations of Contractor to be performed pursuant to this Agreement or a Purchase Order incorporating this Agreement, such as Refrigerator and Freezer collection, Refrigerator and Freezer processing, handling, storing, recycling, and legal disposal, of Hazardous Materials and Documentation preparation.

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


5.        CONTRACT DOCUMENTS

          5.1 The contract between the Parties shall consist of the following documents: Change Orders, Purchase Order, this Agreement, and any amendments to this Agreement. In the event of conflicting provisions within the contract, the provisions of the contract shall govern in the following order:

                    5.1.1 Amendments to the Agreement in chronological order from the most recent to the earliest;

                    5.1.2 Change Orders incorporating and reflecting any Amendments to the Agreement in chronological order from the most recent to the earliest.

                    5.1.3     This Agreement.

                    5.1.4     Purchase Order incorporating this Agreement.

          5.2 Each party shall notify the other immediately upon the determination of any such conflict or inconsistency.

6.        SCOPE OF WORK

          6.1 Contractor shall be responsible for customer services including provision of inbound 800 telephone numbers for Customers, use and all communication services, scheduling of Refrigerator and Freezer collection appointments, verification of customer and appliance eligibility, and documentation of customer data.

          6.2 Contractor shall (i) collect all Eligible Refrigerators and Eligible Freezers from Customers' residences within 10 to 15 working days from the date of initial customer contact (unless otherwise requested by the customer, in remote areas of the service territory, or approved by Edison's 1998 Program Manager because of 1998 Program response in excess of the Edison's Specified Volume for which approval shall not be unnecessarily withheld, and collection shall be no later than 25 working days from the date of the initial customer contact, unless otherwise requested by customer),
                    (ii) ensure Refrigerator or Freezer is an operating unit before removal from residence, (iii) disable the unit prior to leaving pick-up location, and (iv) process unit at its Recycling Center.

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


          6.3 Contractor shall be solely responsible for all methods, techniques, sequences, and procedures for the dismantling of Refrigerators and Freezers, processing of metal panels and components, recycling of recovered scrap metal, removal, recycling, or lawful disposal of Hazardous Materials.

          6.4 Contractor shall be solely responsible for all methods, techniques, sequences, and procedures for the removal and management of all capacitors found in Refrigerators and Freezers, and the removal and disposal of compressor oil, PCBs, and other Hazardous Materials from the time Contractor collects Refrigerators and Freezers pursuant to this Agreement.

          6.5 Contractor shall document and maintain records for services under this Agreement, or the Purchase order, incorporating this Agreement, as follows:

                    6.5.1 A Customer Comment Tracking System for recording customer inquiries, complaints, and positive feedback.

                    6.5.2 Appliance Turn-in Order Form to collect data such as customer name, address, home and work phone numbers; utility account number, Refrigerator or Freezer manufacturer's name; Refrigerator or Freezer model and style; defrost type; color, size, and estimated age of unit; location of Refrigerator or Freezer within the residence; amperage, final disposition code (which indicates operating condition of Refrigerator or Freezer), identification of units containing CFC-11; special pick-up instructions (if applicable) and signature of customer following customer certification that the unit is a Second Refrigerator or Freezer in continuous use for a minimum of six months and that in the event refrigerator or freezer is discovered not to be an Eligible Refrigerator or Freezer as certified, customer acknowledges liability to Edison for recycling costs.

                    6.5.3 Compilation of data in paragraphs 6.5.1 and 6.5.2 in electronic mode, employing the Microsoft EXCEL software program.

          6.6 Contractor shall conduct a customer survey, comparable to Exhibit B, attached and incorporated by reference herein, using a stratified purposeful sample of 5 to 20% of the 1998 Program Participants. The stratification and frequency of the survey may be modified periodically by Edison, provided that an Amendment to this Agreement or a separate agreement shall be entered into if any such modification

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


                    necessitates unreasonable labor, as substantiated by Contractor, requiring the negotiation of a charge separate from the Recycling Charge. The purpose of the survey shall be to elicit information such as appliance use, customer demographics and customer satisfaction. Stratification and frequency of survey shall be modified periodically as determined by Edison provided modified survey is comparable to Exhibit B.

          6.7 Contractor and Edison shall establish and implement a financial incentive service as follows:

                    6.7.1 The incentive to each 1998 Program Participant will be a savings bond with a face value of Fifty Dollars ($50.00) or, a check in the amount of Twenty-Five Dollars ($25.00) or, an item with a retail value of at least Twenty-Five dollars ($25.00) or, subject to availability, a 38 quart/36.1 liter Igloo(R)cooler ("Cooler") (the "Cooler Promotion"). The savings bond, the check, the retail item, and the Cooler are each referred to individually as the "Incentive". Each 1998 Program Participant has a right to receive one Incentive, at his or her discretion. The Parties may agree in the future to increase the number of Incentives a 1998 Program Participant may receive.

                              The Coolers shall be delivered to Contractor at a location to be mutually agreed upon by the Parties. Edison shall require the cooler manufacturer to deliver the Coolers in either individual boxes or shrink-wrapped with two Coolers to a wrap in order to diminish the possibility of damage to the Coolers. Edison shall use its best efforts to have the manufacturer deliver the Coolers in split lots with a minimum of One Thousand (1,000) Coolers each. Contractor shall provide Edison with a minimum of fifteen
                              (15) business days prior written notice in which to deliver each Cooler lot to Contractor.

                    6.7.2. Contractor shall provide Edison with a weekly listing for approval of Customers qualifying for an Incentive. Customers qualifying for an Incentive are 1998 Program Participants who turn in an

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


                              Eligible Refrigerator or Freezer for which Edison will pay a per-unit price as set forth in Section
                              10.1 of the Agreement.

                    6.7.3 Upon reimbursement by Edison to Contractor of the Incentives under Section 9.4 of this Agreement, Edison shall be under no further obligation with respect to reimbursement of such amounts and such reimbursement shall constitute full payment to Contractor on behalf of the 1998 Program Participants entitled to Incentives. Moreover, upon Edison's payment to Contractor of the amounts described above, Contractor shall be deemed the holder of such property as far as the interests of the 1998 Program Participants entitled thereto are concerned for any and all purposes, including, but not limited to, complying with the unclaimed property laws of California and any and all other applicable states. At no time after such reimbursement to Contractor is Edison to assume any responsibility for other disposition of such amounts and shall not be entitled to the reversion of any amounts so paid.

          6.8 Contractor shall provide Edison with reports for the services performed under this Agreement as follows:

                    6.8.1 A monthly report, provided no later than the 15th day of the month, listing the number of Refrigerators and Freezers processed through the Recycling Center during the previous month and containing size in cubic feet, year of manufacture, style, and defrost type.

                    6.8.2 A quarterly report, presented within fifteen (15) days of the new quarter, summarizing the monthly report information from the previous quarter and containing environmental data such as an estimated breakdown of amount of refrigerants recovered; number of pounds of capacitors removed; number and size of CFC-11 units and amount of CFC-11 recovered; amount of sulfur dioxide recovered, amount of compressor oil recycled, and weight of metals and nonrecyclable materials sold for shredding.

                    6.8.3 A quarterly report presented within fifteen (15) days of the new quarter summarizing the monthly Customer Comment Tracking System information in
                              Section 6.5.1.

                    6.8.4 By the 15th day of each month during the term of this Agreement, Contractor shall provide Edison with monthly aging

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


                              reports indicating the number of Refrigerators and Freezers that were collected during the preceding month and that were scheduled for collection from customers during that month, the date of the initial contact with the Customer, the date or dates the appliance was scheduled for collection, and the actual collection date.

                    6.8.5 Final summary reports covering all activity requested in monthly reports plus information from any incomplete month.

                    6.8.6 A final report by October 31 of all amounts paid by Contractor in compliance with any unclaimed property laws pursuant to Section 6.7.3, hereof.

                    6.8.7 Upon reasonable written request from an authorized representative of Edison, special and nonrecurring reports during course of the 1998 Program. Such report content will be developed by the parties in anticipation of requests from the CPUC, Edison internal audits, or compilation of data relevant to Rebuild LA activities. An amendment to this Agreement or a separate agreement shall be entered into only if any such report necessitates unreasonable labor, as substantiated by Contractor, requiring the negotiation of a charge separate from the Recycling Charge.

                    6.8.8 Contractor shall modify its current computer software program so that the Contractor's Appliance Turn-In Order Form ("ATO") has a disposition code which can be coded for each 1998 Program Participant indicating which Incentive was selected by the 1998 Program Participant. In all cases, when Contractor picks up an Eligible Refrigerator or Eligible Freezer from a 1998 Program Participant, Contractor shall obtain the 1998 Program Participant's signature on the Contractor's ATO. On a weekly basis, Contractor shall prepare an invoice for Edison to evidence the Cooler Fees due for Contractor's delivery of Coolers under the Cooler Promotion and the costs, if any, incurred by Contractor pursuant to Section
                              10.6 of the First Amendment ("Invoice"). The
                              Invoice shall include an ATO report showing the delivery of Coolers during the billing period. All Invoices will be paid pursuant to Section 10.5.3.

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


7.        CUSTOMER AND REFRIGERATOR ELIGIBILITY

          7.1 Customer eligibility for the 1998 Program shall depend on the following:

                    7.1.1 Customer is a resident in the Edison service territory and occupies a single-family residential (Domestic Rate) or multi-unit dwelling or mobile home.

                    7.1.2 Customer owns the Eligible Refrigerator or Freezer or possesses written consent from the Refrigerator or Freezer owner to turn in Eligible Refrigerator or Freezer.

                    7.1.3 Customer turns in no more than two Eligible Refrigerators and two Eligible Freezers per year unless written Edison approval is obtained for any additional Refrigerator or Freezer.

          7.2       Commercial customers do not qualify for the 1998 Program.

          7.3 Refrigerator and Freezer eligibility for the 1998 Program shall depend on the following:

                    7.3.1 Refrigerator or Freezer must be capable of cooling or freezing, or both, as applicable, at time of collection.

                    7.3.2 Refrigerator or Freezer minimum size is 10 cubic feet and maximum size is 25 cubic feet.

                    7.3.3 Refrigerator or Freezer is certified by the customer to have been in use for a minimum of six months as a Second Refrigerator or Freezer, as the case may be.

          7.4 Commercial refrigerators, ammonia-containing gas refrigerators, commercial freezers, and room air conditioners do not qualify for the 1998 Program.

8.        OWNERSHIP AND CONFIDENTIALITY

          8.1 All information disclosed by Edison during meetings or negotiations with regard to the 1998 Program, and any information contained in drawings, specifications, technical reports, and data provided by Edison to Contractor during performance of this Agreement shall be

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


                    held in confidence by Contractor and used only for the performance of the Work pursuant to this Agreement.

          8.2 Contractor, its employees, and any subcontractors shall not disclose any 1998 Program or customer information to any person other than Edison's personnel either during the term of this Agreement or after its completion, without Contractor having obtained the prior written consent of Edison, except as provided by lawful court order or subpoena and provided Contractor gives Edison advance written notice of such order or subpoena. Prior to any approved disclosure, persons receiving said information, including Contractor, its employees, or third parties, must enter into a nondisclosure agreement with Edison. Contractor agrees to require its employees and subcontractors to execute a nondisclosure agreement prior to performing any services under this Agreement.

          8.3 All material provided by Edison to Contractor during the performance of this Agreement shall be returned to Edison after this Agreement is terminated or at the request of Edison. Contractor shall not duplicate any material furnished by Edison without prior written approval from Edison.

          8.4 All information, material, and documents prepared or caused to be prepared under this Agreement by Contractor shall become the property of Edison. Such information, or derivative information, materials, and documents, shall be used by Contractor only for work done directly for Edison, shall not be used in Contractor's general course of business, and shall neither be disclosed nor revealed in any way to a third party without the prior express written consent of Edison.

          8.5 All information disclosed by Contractor to Edison during meetings or negotiations with regard to the 1998 Program, and any information contained in drawings, specifications, technical reports, and data provided by contractor to Edison during performance of this Agreement, shall be held in confidence by Edison, and used only in relation to the Work pursuant to this Agreement.

          8.6 Except as required by the CPUC, Edison, its employees and any subcontractors of Edison shall not disclose any confidential or proprietary information of Contractor ("Contractor's Confidential Information") to any person other than Contractor's personnel, either during the term of the Agreement, or after its completion, without having obtained the prior written consent of Contractor. By way of

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


                    example, Contractor's Confidential Information shall include, without limitation, Contractor's systems for oil degassing, CFC recovery, CFC-11 recovery and Contractor's computer software. Prior to any approved disclosure, persons to receive Contractor's Confidential Information, including Edison, its employees or any third-party, must enter into a nondisclosure agreement with Contractor. Edison agrees to require its employees to execute appropriate nondisclosure agreements prior to any contact with, or evaluation of Contractor's Confidential Information.

          8.7 Edison agrees that, without the prior written consent of Contractor, it will not, during the term or after termination of this Agreement, directly or indirectly, disclose to any individual, corporation, or other entity, or use for its own or such other's benefit, any of Contractor's Confidential Information, whether reduced to written or other tangible form, which:

                    8.7.1 Is not generally known to the public or in the industry;

                    8.7.2 Has been treated by Contractor or any of its subsidiaries as confidential or proprietary; and

                    8.7.3 Is of a competitive advantage to Contractor or any of its subsidiaries and in the confidentiality of which Contractor or any of its subsidiaries has a legally protectable interest.

          8.8 Contractor's Confidential Information which becomes generally known to the public or in the industry, or, in the confidentiality of which, Contractor and its subsidiaries cease to have a legally protectable interest, shall cease to be subject to the restrictions of this Paragraph 8.

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


9.        COMMERCIAL TERMS

          9.1       Payment

                    No payment shall be made under this Agreement until Edison has received a signed "Acceptance Copy" of the Purchase Order from Contractor. Edison shall pay to Contractor, as full compensation for completing the Work, the prices set forth in Exhibit A in accordance with the payment provisions set forth in Sections 9.2 through 9.4.

          9.2       Summary of Charges

                    9.2.1 Recycling Charge Edison shall pay to Contractor a per-unit Recycling Charge for the greater of the number of units collected, or specified per
                              Section 9.3.2 below, pursuant to this Agreement at the price or prices set forth in Section 9.3 below. The Recycling Charge covers the scope of work described in Section 6, including CFC-11 Recovery and excluding bond or incentive purchasing and financing services.

                    9.2.2 Other Charges. All other costs for services shall be negotiated between the parties and implemented by an amendment to the Agreement.

                    9.2.3 Pursuant to the terms of Section 10.5.3, Edison shall pay Contractor a fee of Two Dollars ($2.00) ("Cooler Fee") per Cooler for each Cooler distributed to 1998 Program Participants. The Cooler Fee shall compensate Contractor for the storage, handling and delivery of the Coolers, additional labor, and any and all other costs and expenses in connection with the Cooler Promotion, including any additional documentation and reports that may be necessary or required as a result of the Cooler Promotion. Edison shall not be responsible for any other compensation or reimbursement to Contractor as a result of the Cooler Promotion except for the Cooler Fee.

                    9.2.4 Bond or Incentive Cost and Finance Charges. Edison shall pay to Contractor bond and Incentive costs and finance charges as specified in Section 9.4, below.

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        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


          9.3       Pricing Recycling Charge

                    9.3.1 The per-unit Recycling Charge to be paid by Edison for the Contract Period shall be as set forth in Exhibit A.

                    9.3.2 Edison's Specified Volume for the Contract Period shall be 25,000 units.

                    9.3.3 If at the end of the Contract Period the Specified Volume has not been achieved, Edison shall pay to Contractor a per-unit Recycling Charge for each unit in the shortfall.

                              9.3.3.1 The shortfall shall be determined by subtracting from the Specified Volume all units collected from Edison for the Contract Period.

                              9.3.3.2 If this Agreement should be assigned to the California Board for Energy Efficiency ("Board") prior to September 1, 1998, the shortfall shall be prorated by month and Edison shall pay 50% of the per unit Recycling Charge for each unit in the shortfall.

                              9.3.3.3 If this Agreement is assigned to the Board prior to September 1, 1998, Edison shall have no further payment obligations to Contractor as of the effective date of the assignment except for any payments due under Section 9.3.3.2.

          9.4       Pricing Bond or Incentive Costs and Finance Charges

                    9.4.1 Edison shall reimburse Contractor for the cost of each bond or incentive payment distributed to 1998 Program Participants.

                    9.4.2 Edison shall pay to Contractor monthly interest at the rate of three-quarter of one percent (0. 75%) on the average monthly balance of the outstanding bond or incentive costs.

          9.5       Miscellaneous

                    Contractor agrees that any agreement it has, or in which it may enter with other utilities or agencies for a recycling program, shall not detrimentally affect Contractor's services under this Agreement.

        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


10.       BILLING

          10.1 Contractor shall submit a weekly invoice reflecting the per-unit charge for the refrigerators and freezers collected, processed, and recycled, and for the purchase and approval of U.S. Savings Bonds and incentives. Contractor shall apply a per-unit charge on units that have been disabled and only for the following transactions:

                    10.1.1    Collection of an Eligible Refrigerator or Freezer.

                    10.1.2 Collection contact made for Eligible Refrigerator or Freezer that cannot be removed due to obstruction because of size or structural barrier provided that Contractor obtains written permission from Customer to permanently disable said unit, and Contractor then permanently disables the unit.

                    10.1.3 Collection of an oversized Eligible Refrigerator or Freezer that requires additional trips, personnel, or equipment to execute removal. Additional services for removal of an oversized Eligible Refrigerator or Freezer shall be charged as a single appointment with no extra charge for said additional services.

                    10.1.4 Collection of an Eligible Refrigerator or Freezer that could not be inspected for eligibility confirmation.

          10.2 Contractor shall submit a final invoice for the Contract Period in hard copy and in electronic format acceptable to Edison.

          10.3 Contractor shall apply a 25% per unit discount to the Recycling Charge to any additional units when two or more refrigerators or freezers are removed during a single collection appointment from Customer's residence. Said discount shall be clearly documented and identified in Contractor's invoice.

          10.4 Contractor shall submit a weekly invoice for the purchase price of the bonds and for other incentive payments and a monthly invoice for the interest charge identified in paragraph 9.5.

          10.5 Edison shall make payment (less any unsubstantiated or incorrect charge):

        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


                    10.5.1 For bond and check incentive services, within thirty days of receipt of an Invoice by Edison's Accounts Payable Department.

                    10.5.2 Of Recycling Fee, within thirty days of receipt of an Invoice from Contractor approved by Edison..

                    10.5.3 For Cooler Fees within thirty days of receipt of an Invoice from Contractor approved by Edison.

          10.6 Upon receipt of each shipment of the Coolers, Contractor shall inspect the shipment for any damaged or defective Coolers. Contractor shall return any damaged and/or defective Cooler directly to the manufacturer for a replacement Cooler. Pursuant to Sections 6.8.8 and 10.5.3, Edison shall reimburse Contractor for all costs associated with the return of any such damaged and/or defective Coolers.

          10.7 On a weekly basis, Contractor shall provide Edison with an unaudited accounting of Coolers remaining in Contractor's inventory of Coolers. At the end of the Cooler Promotion, Contractor shall complete and provide Edison with a reconciliation to account for the Coolers that were defective, damaged, or stolen. Contractor shall reimburse Edison for any and all Coolers stolen from Contractor after delivery to Contractor.

          10.8 If after a Cooler is delivered by Contractor any 1998 Program Participant alleges that a Cooler is damaged or defective, Edison shall replace such defective and/or damaged Cooler. Edison shall be responsible for the replacement of the such damaged and/or defective Cooler, including, but not limited to, the deliver of a new Cooler to the 1998 Program Participant. If the damage to a Cooler is the result of any action by Contractor, Edison shall be relieved of any obligation to pay Contractor a Cooler Fee for the damaged Cooler.

11.       RIGHT TO AUDIT

          Edison, or its Authorized Representative, shall have the right and free access, at any reasonable time during normal business hours, to examine,

        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


          audit, and copy all Contractor's records and books as related to Contractor's obligations under this Agreement, including, but not limited to, verification of costs to Edison, as claimed by Contractor.

12.       CHANGES

          Changes to this Agreement shall be made by mutual agreement of the Parties through a written amendment to the Agreement, which shall be incorporated into the Purchase order by Change Order.

13.       PERMITS, CODES, AND STATUTES

          13.1 Contractor shall perform the Work set forth in this Agreement in accordance with all applicable Federal, state, and local laws, rules, and/or ordinances. Prior to performance of any services, Contractor shall, at its own cost, have obtained, and shall have required all Subcontractors to obtain, all licenses and permits required by law, rule, regulation, and ordinance, or any of them, to engage in the activities required in connection with this transaction. Contractor also represents and warrants that, to the best of its knowledge, based upon reasonable and prudent inquiry, any storage site and any disposal facility to which the Hazardous Materials may be moved are in compliance with any and all federal, state and local laws and regulations pertaining thereto and that such storage sites and disposal facilities are suitable and may lawfully receive and/or dispose of the Hazardous materials.

          13.2 Contractor shall comply with all applicable local, state, and federal safety and health laws in effect an the date of this Agreement, including, but not limited to, EPA, California EPA, RCRA, the Occupational Safety and Health Act of 1970 (OSHA), and all standards, rules, regulations, and orders issued pursuant to such local, state, and federal safety and health laws. Should any such law, rule, or regulation be enacted or promulgated subsequent to the date of this Agreement, which renders Contractor's performance impractical, Contractor and Edison shall, in good faith, negotiate an amendment to this Agreement reasonably compensating Contractor for its additional costs.

14.       WARRANTY

          Contractor warrants to Edison that the Work shall be performed in a competent manner, in accordance with this Agreement, and that the acceptance, handling, storage, recycling, and disposal of the Refrigerators

        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


          and Freezers and the Hazardous Materials shall be in accordance with
          (i) the requirements of this Agreement and (ii) the applicable local, state, and federal laws and regulations in effect at the time of the work performed.

15.       TITLE

          15.1 Title to the Hazardous Materials shall pass to Contractor when Contractor collects refrigerators and freezers from customers.

          15.2 Title of collected Refrigerators and Freezers shall pass to Contractor.

16.       INSURANCE

          16.1 Without limiting Contractor's liability to Edison, including the requirements of Section 18.0 Indemnity, Contractor shall maintain For the work, and shall require that each Subcontractor of the first tier maintain, at all times during the work and at its own expense, valid and collectible insurance as described below. This insurance shall not be terminated, expire, not he materially altered, except on thirty days prior written notice to Edison. Contractor shall furnish Edison with certificates of insurance an forms acceptable to Edison and shall require each Subcontractor of the first tier to furnish Contractor with certificates of insurance, as evidence that policies do provide the required coverages and limits of insurance listed below. Such certificates shall be furnished to Edison's 1998 Program Manager by Contractor upon receipt of the Purchase Order, and by Subcontractor for the first tier upon receipt of its subcontract, but in any event prior to start of its portion of the Work. Any other insurance carried by Edison, its officers, agents, and employees, which may be applicable, shall be deemed to be excess insurance, and Contractor's insurance shall be deemed primary for all purposes notwithstanding any conflicting provision in Contractor's policies to the contrary.

                    (i) Workers' Compensation Insurance with statutory limits, as required by the state in which the Work is performed, and Employer's Liability Insurance with limits of not less than $5,000,000. Carriers furnishing such insurance shall be required to waive all rights of subrogation against Edison, its officers, agents, employees, and other contractors and subcontractors.

                    (ii) Comprehensive Bodily Injury and Property Damage Liability Insurance, including owners, and contractors' protective liability, product/completed operations liability, contractual

        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


                              liability, and coverage for liability incurred as a result of sudden and accidental discharge, dispersal, release or escape of polluting materials, (excluding automobile) with a combined single limit of not less than $3,000,000 for each occurrence. Such insurance shall: (a) acknowledge Edison, its officers, agents, and employees, and additional insureds; (b) be primary for all purposes; and (c) contain standard cross-liability provisions.

                    (iii) Automobile Bodily Injury and Property Damage Liability Insurance with a combined single limit of not less than $3,000,000 for each occurrence. Such insurance shall cover liability arising out of the use by Contractor and Subcontractors of owned, non owned and hired automobiles in the performance of the Work. As used herein, the term "automobile" means vehicles licensed or required to be licensed under the Vehicle Code of the state in which the Work is performed. Such insurance shall acknowledge Edison as an additional insured and be primary for all purposes.

                    (iv) Environmental Impairment Expense Insurance with a combined single limit of not less than $5,000,000 for each occurrence and overall limits of $10,000,000. Such insurance shall provide coverage for necessary costs or expense of removing, cleaning-up, transporting, nullifying, and rendering ineffective, or any of them, any substance which has caused environmental impairment and such insurance shall contain no exclusions for non-sudden and/or non-accidental discharge, release or escape of polluting materials. Such insurance shall acknowledge Edison as an additional insured and be primary for all purposes.

                              Contractor shall report immediately to Edison and confirm in writing any injury, loss, or damage incurred by Contractor or Subcontractors in excess of $500.00, or its receipt of notice of any claim by a third party in excess of $500.00, or any occurrence that might give rise to such claim.

                              If Contractor fails to comply with any of the provisions of this Section 16.0, Contractor shall, at its own cost, defend, indemnify, and hold harmless Edison, its officers, agents, employees, assigns, and successors in interest, from and against any and all liability, damages, losses, claims, demands, actions, causes of action, costs, including attorney's fees and expenses, or any of them, resulting from the death or injury to any person or

        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


                              damage to any property to the extent that Edison would have been protected had Contractor complied with all of the provisions of this Section.

17.       RESERVED.

18.       INDEMNITY

          18.1 Contractor shall, at its own cost, indemnify, defend, reimburse, and hold harmless Edison, its officers, directors, employees, agents, assigns, and successors in interest, from and against any and all liability, damages, losses, claims, suits, demands, actions, causes of action, costs, expenses, including attorney's fees and expenses, or any of them resulting from the death or injury to any person or damage to or destruction of any property caused by Contractor, Subcontractors, and employees, officers and agents of either Contractor or Subcontractors, or any of them, and arising out of or attributable to the performance or nonperformance of Contractor's obligations under this Agreement and including, without limitation, failure to comply fully with every federal, state, or local law, statute, regulation, rule, ordinance, or government directive which directly or indirectly regulates or affects the handling, storage, recycling, or disposal of the Hazardous Materials to be managed by Contractor hereunder. In all cases of death or injury to employees, officers or agents of either Contractor or Subcontractors, whether or not caused by Contractor, Edison shall be indemnified by Contractor for any and all liability except to the extent such death or injury results -from the negligence of Edison.

          18.2 Contractor shall, at its own cost, indemnify, defend, reimburse, and hold harmless Edison, its officers, directors, employees, and agents, assigns, and successors in interest, from and against any and all liability imposed upon, or to he imposed upon Edison, under any law imposing liability for the environmental clean-up of the Hazardous Materials at any location (other than Edison's property) where the Hazardous Materials have been placed, stored or disposed of in the performance or nonperformance of Contractor's obligations under this Agreement, or any other site to which the Hazardous Materials have migrated.

          18.3 The indemnities set forth in this Section 18.0 shall not be limited by the insurance requirements set forth in Section 16.0.

        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


19.       TERM AND TERMINATION

          19.1 This Agreement shall commence on January 1, 1998 and shall continue in effect until September 30, 1998, or until Contractor has picked up all units called in prior to September 30, 1998, whichever is later. This Agreement may be extended as agreed to in writing by the Parties.

          19.2 Either Party may terminate the Agreement for cause by 60 days advance written notice, and failure to cure, to the other Party. If the default has not been cured within said time period, the non-defaulting party may declare this Agreement terminated, effective the last day of said notice period. Contractor shall be paid for its services rendered to the date of said termination with all required specified volumes prorated to the date of termination.

          19.3 Edison shall have the right to terminate this Agreement by 30 days advance written notice to Contractor upon CPUC mandate, or upon depletion of the amount of funding authorized by the CPUC for the Contract Period. In the event the Agreement is terminated upon CPUC mandate, Edison shall pay Contractor all amounts owed under the Agreement as of 30 days after Edison's written notice to Contractor of the CPUC's mandate (the "Termination Date"). In such event, Edison shall only be obligated to pay contractor for such Refrigerators and Freezers actually collected by Contractor for recycling as of the Termination Date, and shall not be obligated to pay contractor for units not collected but which would otherwise be required to be paid for as units comprising Edison's Specified Volume.

          19.4 In the event of termination pursuant to this Section 19, Contractor and Edison shall work cooperatively to facilitate the termination of the 1998 Program.

          19.5 Each Party shall immediately provide at no cost to the other any testimony, or any communications with the CPUC, or any board, division, committee or member thereof, which could reasonably be anticipated to effect the 1998 Program or which addresses the 1998 Program in any manner.

20.       SUBCONTRACTS

          20.1 Contractor shall contractually require each Subcontractor of the first tier providing service in connection with the Work to be bound by

        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


                    general terms and conditions protecting Edison which are equivalent to the terms and conditions of this Agreement.

          20.2 Contractor shall, at all times, be responsible for the work, and acts and omissions, of Subcontractors and persons directly or indirectly employed by them for services in connection with the Work. The Purchase Order and this Agreement shall not constitute a contractual relationship between any Subcontractor and Edison nor any obligation for payment to any Subcontractor.

21.       CALIFORNIA PUBLIC UTILITIES COMMISSION

          This Agreement and the Purchase Order incorporating this Agreement shall at all times be subject to such changes or modifications by the CPUC as it may from time to time direct in the exercise of its jurisdiction.

22.       NON-WAIVER

          None of the provisions of the Agreement shall be considered waived by either Party unless such waiver is specifically stated in writing.

23.       ASSIGNMENT

          Edison may be required to assign its rights, duties and obligations under this Agreement to the California Board for Energy Efficiency ("Board") or, at the Board's discretion, to the Board's Administrator. Contractor hereby consents to such assignment. Other than Edison's assignment to the Board or the Board's administrator, neither Party shall delegate or assign this Agreement or any part or interest thereof, without the prior written consent of the other Party, and any assignment without such consent shall be void and of no effect.

24.       FORCE MAJEURE

          Failure of Contractor to perform any of the provisions of this Agreement by reason of any of the following shall not constitute an event of default or breach of this Agreement: strikes, picket lines, boycott efforts, earthquakes, fires, floods, war (whether or not declared), revolution, riots, insurrections, acts of God, acts of government (including, without limitation, any agency or department of the United States of America), acts of the public enemy, scarcity or rationing of gasoline or other fuel or vital products, inability to obtain materials or labor, or other causes which are reasonably beyond the control of the Contractor.

        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


25.       GOVERNING LAW

          The contract shall be interpreted, governed, and construed under the laws of the State of California as if executed and to be performed wholly within the State of California.

26.       SECTION HEADINGS

          Section headings appearing in this Agreement are for convenience only and shall not be construed as interpretations of text.

27.       SURVIVAL

          Notwithstanding completion or termination of the Work, of this Agreement, any amendment to the Agreement, or of any Purchase Order or Change Order, the Parties shall continue to be bound by the provisions of this Agreement and any Purchase order incorporating this Agreement, Amendment to this Agreement and Change Orders, which by their nature shall survive such completion or termination. Such provisions shall include, but not be limited to, Contractor's indemnity protecting Edison from any liability for environmental clean up as provided in
          Section 18 of this Agreement.

28.       NONRELIANCE

          Neither Party has relied upon any representation, warranty, projection, estimate or other communication from the other not specifically so identified in this Agreement.

29.       ATTORNEYS' FEES

          In the event of any legal action or other proceeding between the parties arising out of this Agreement or the transactions contemplated herein, the prevailing party in such legal action or proceeding shall be entitled to have and recover from the other party all costs and expenses incurred therein, including reasonable attorneys' fees.

        SOUTHERN CALIFORNIA EDISON COMPANY'S 1998 REFRIGERATOR RECYCLING
                   AND HAZARDOUS MATERIALS DISPOSAL AGREEMENT


30.       COOPERATION

          Each of the parties agrees to cooperate with the other in whatever manner reasonably required to facilitate such parties' successful completion of the Agreement.

31.       ENTIRE AGREEMENT

          This Agreement contains the entire agreement and understanding between the Parties and merges and supersedes all prior representations and discussions pertaining to the Agreement, including Contractor's proposal. Any changes, exceptions, or different terms and conditions proposed by Contractor, or contained in Contractor's acknowledgment of the Agreement, or Change Order, are hereby rejected unless expressly stated in the Agreement or incorporated by a Change Order.

CONTRACTOR:
          APPLIANCE RECYCLING CENTERS         SOUTHERN CALIFORNIA
            OF AMERICA. INC.                    EDISON COMPANY

          BY:                                 By:
              ------------------------------      ------------------------------
              Its:                                Its:
                   -------------------------           -------------------------

          Dated as of:                        Dated as of:
                       ---------------------               ---------------------